Exhibit 4.1

Execution Version

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of August 30, 2018, between Ascent Capital Group, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”), to the Indenture (as defined below).  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of July 17, 2013 (the “Indenture”), providing for the issuance of the Company’s 4.00% Convertible Senior Notes due 2020 (the “Notes”);

WHEREAS, pursuant to Section 9.01(f) of the Indenture, the Trustee and the Company may supplement the Indenture without the consent of any holders of the Notes to surrender any right or power conferred upon the Company;

WHEREAS, the Company intends to supplement the Indenture to surrender its right to elect to deliver shares of Common Stock or a combination of cash and shares of Common Stock upon conversion of any Note; and

WHEREAS, after the date of this Supplemental Indenture, the Company may satisfy its Conversion Obligation solely in cash; and

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith to the Trustee, the Officers’ Certificate and Opinion of Counsel referred to in Section 9.05 of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

RELATION TO INDENTURE; GENERAL REFERENCES

SECTION 1.01                                           Relation to Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  This Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02                                           General References.  All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein”, “hereof”, “hereunder” and any other words of similar import refer to this Supplemental Indenture.

ARTICLE II

AMENDMENTS

SECTION 2.01                                           Amendment of Section 1.01 of the Indenture.  Section 1.01 of the Indenture is hereby amended as follows:

(a)                               The following definitions are hereby deleted in their entirety: “Daily Measurement Value”, “Daily Settlement Amount”, “Settlement Method”, “Settlement Notice” and “Specified Dollar Amount”.

(b)                              The definition of “outstanding” is hereby amended and restated in its entirety to read as follows:

““outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(a)                               Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b)                              Notes that have been paid pursuant to Section 2.08 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(c)                               Notes that have become due and payable, whether at the Maturity Date, any Fundamental Change Repurchase Date, upon conversion or otherwise, for which the Company has deposited with the Trustee or delivered to Noteholders, as applicable, cash sufficient to pay all of the outstanding Notes and all other sums due payable under this Indenture by the Company; and

(d)                             Notes converted pursuant to Article 12.”

(c)                           The definition of “Reference Property” is hereby amended and restated in its entirety to read as follows:

““Reference Property” means, with respect to a Merger Event, the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (subject to Section 12.02).”

SECTION 2.02                                           Amendment of Section 2.06 of the Indenture.  The second paragraph of Section 2.06 of the Indenture is hereby amended and restated in its entirety to read as follows:

“The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require.  Upon the issuance of any substitute Note, the Company or the Trustee may require the payment by the holder of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.  In case any Note that has matured or is about to mature or has been tendered for repurchase upon a Fundamental Change or is about to be converted into cash shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, including without limitation if a Note is replaced and subsequently presented or claimed for payment and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent or Conversion Agent evidence of their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.”

SECTION 2.03                                           Amendment of Section 3.01 of the Indenture.  Section 3.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 3.01.                                                     Satisfaction and Discharge.  This Indenture shall upon request of the Company contained in an Officers’ Certificate cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when (a) (i) all Notes theretofore authenticated and delivered (other than (x) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.06 and (y) Notes for whose payment money has theretofore been irrevocably deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 4.04(d)) have been delivered to the Trustee for cancellation; or (ii) the Company has irrevocably deposited with the Trustee or delivered to Noteholders, as applicable, after the Notes have become due and payable, whether at the Maturity Date, any Fundamental Change Repurchase Date, upon conversion or otherwise, cash sufficient to pay all of the outstanding Notes and all other sums due and payable under this Indenture by the Company; and (b) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.  Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive.”

SECTION 2.04                                           Amendment of Section 6.01 of the Indenture.  Section 6.01(f) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(f)                         the failure to comply with the obligation to convert the Notes into cash upon exercise of a holder’s conversion right;”

SECTION 2.05                                           Amendment of Section 6.02 of the Indenture.  The second paragraph of Section 6.02 of the Indenture is hereby amended and restated in its entirety to read as follows:

“If an Event of Default specified in Section 6.01(h) occurs and is continuing, the principal of all the Notes and accrued and unpaid interest and accrued and unpaid Additional Interest, if any, shall be immediately due and payable.  This provision, however, is subject to the conditions that if, at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay installments of accrued and unpaid interest and accrued and unpaid Additional Interest, if any, upon all Notes and the principal of any and all Notes that shall have become due otherwise than by acceleration (with interest on overdue installments of accrued and unpaid interest and accrued and unpaid Additional Interest, if any (to the extent that payment of such interest is enforceable under applicable law), and on such principal at the rate borne by the Notes at such time) and amounts due to the Trustee pursuant to Section 7.06, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all Events of Defaults under this Indenture, other than the nonpayment of principal of and accrued and unpaid interest and accrued and unpaid Additional Interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.09, then and in every such case the holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes (other than a Default or an Event of Default resulting from a failure to repurchase any Notes when required upon a Fundamental Change or a failure to deliver, upon conversion, cash due upon conversion) and rescind and annul such declaration and its consequences (other than a declaration or consequences, as the case may be, resulting from a failure to repurchase any Notes when required upon a Fundamental Change or a failure to deliver, upon conversion, cash due upon conversion) and such Default (other than a Default resulting from a failure to repurchase any Notes when required upon a Fundamental Change or a failure to deliver, upon conversion, cash due upon conversion) shall cease to exist, and any Event of Default arising therefrom (other than a Default resulting from a failure to repurchase any Notes when required upon a Fundamental Change or a failure to deliver, upon conversion, cash due upon conversion) shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon.”

SECTION 2.06                                           Amendment of Section 6.05 of the Indenture.  The fourth paragraph of Section 6.05 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount including the payment of the Fundamental Change Repurchase Price and cash in settlement of the Conversion Obligation then owing and unpaid upon the Notes for principal and interest, including Additional Interest, if any, with interest on the overdue principal and (to the extent that such interest has been collected by the Trustee) upon overdue installments of interest at the rate borne by the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal and accrued and unpaid interest, and Additional Interest, if any; and”

SECTION 2.07                                           Amendment of Section 6.09 of the Indenture.  Section 6.09 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 6.09.                                                     Direction of Proceedings and Waiver of Defaults by Majority of Noteholders.  The holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.  The holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 may on behalf of the holders of all of the Notes waive any past Default or Event of Default hereunder and its consequences except (i) a default in the payment of accrued and unpaid interest or accrued and unpaid Additional Interest, if any, on, or the principal (including any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Company to deliver cash upon conversion of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article 9 cannot be modified or amended without the consent of each holder of an outstanding Note affected.  Upon any such waiver the Company, the Trustee and the holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.”

SECTION 2.08                                           Amendment and Restatement of Section 12.02 of the Indenture.  Section 12.02 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 12.02.                                             Conversion Procedure.

(a)                         Subject to this Section 12.02, upon any conversion of any Note, the Company shall deliver to converting Noteholders, in respect of each $1,000 principal amount of Notes being converted, solely cash (the “Settlement Amount”) as set forth in this Section 12.02.

(i)                            [Reserved.]

(ii)                        [Reserved.]

(iii)                    [Reserved.]

(iv)                    The Settlement Amount in respect of any conversion of Notes shall be computed as follows: the Company shall pay to the converting Noteholder, cash in an amount per $1,000 principal amount of Notes being converted equal to the sum of the Daily Conversion Values for each of the sixty consecutive Trading Days during the related Cash Settlement Averaging Period.

(v)                        [Reserved.]

(vi)                    The Daily Conversion Values shall be determined by the Company promptly following the last day of the Cash Settlement Averaging Period.  Promptly after such determination of the Daily Conversion Values, the Company shall notify the Trustee and the Conversion Agent of the Daily Conversion Values.  The Trustee and the Conversion Agent shall have no responsibility for any such determination.

(b)                        Before any holder of a Note shall be entitled to convert the same as set forth above, such holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to the amount of interest and Additional Interest, if any, payable on the next Interest Payment Date to which such holder is not entitled as set forth in Section 12.02(g) and, if required, all transfer or similar taxes, if any, and (ii) in the case of a Note issued in certificated form, (1) complete and manually sign and deliver an irrevocable notice to the Conversion Agent in the form on the reverse of such certificated Note (or a facsimile thereof) (Exhibit B hereto) (a “Notice of Conversion”) at the office of the Conversion Agent and shall state in writing therein the principal amount of Notes to be converted, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, pay funds equal to interest (including any Additional Interest) payable on the next Interest Payment Date to which such holder is not entitled as set forth in Section 12.02(g), (4) if required, furnish appropriate endorsements and transfer documents, and (5) if required, pay all transfer or similar taxes, if any as set forth in Section 12.02(e).  The Trustee (and if different, the relevant Conversion Agent) shall notify the Company of any conversion pursuant to this Article 12 on the date of such conversion.  No Notice of Conversion with respect to any Notes may be surrendered by a holder thereof if such holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 13.02, unless the Company defaults in the payment of the Fundamental Change Repurchase Price.

If more than one Note shall be surrendered for conversion at one time by the same holder, the Conversion Obligation with respect to such Notes, if any, that shall be payable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c)                   A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the holder has complied with the requirements set forth in clause (b) of this Section 12.02.  The Company shall pay and deliver the cash due in respect of its Conversion Obligation on the third Trading Day immediately following the last

Trading Day of the Cash Settlement Averaging Period; provided, however, if, prior to the Conversion Date, the Common Stock has been replaced by Reference Property consisting solely of cash pursuant to Section 12.06, the Company will deliver such cash due in respect of its Conversion Obligation on the tenth Trading Day immediately following the relevant Conversion Date.  Notwithstanding the foregoing, if any information required in order to calculate the amount of cash due in respect of the Company’s Conversion Obligation will not be available as of the applicable delivery date, the Company will make delivery of the additional consideration resulting from such adjustment on the third Trading Day after the earliest Trading Day on which such calculation can be made.

(d)                       In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the holder of the Note so surrendered, without charge to such holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note.

(e)                         Nothing herein shall preclude any tax withholding required by law or regulations.

(f)                          Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby.  The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(g)                        Upon conversion, a Noteholder shall not receive any additional cash payment for accrued and unpaid interest and Additional Interest, if any, except as set forth below.  The Company’s settlement of the Conversion Obligations pursuant to Section 12.02 shall be deemed to satisfy its obligation to pay the principal amount of the Note and accrued and unpaid interest and Additional Interest, if any, to, but not including, the Conversion Date.  As a result, accrued and unpaid interest and Additional Interest, if any, to, but not including, the Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited.  Notwithstanding the preceding sentence, if Notes are converted after the close of business on an Interest Record Date, holders of such Notes as of the close of business on the Interest Record Date will receive the interest and Additional Interest, if any, payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion.  Notes surrendered for conversion during the period from the close of business on any Interest Record Date to the opening of business on the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest and Additional Interest, if any, payable on the Notes so converted; provided, however, that no such payment shall be required (1) if the Company has specified a Fundamental Change Repurchase Date that is after an Interest Record Date but on or prior to the corresponding Interest Payment Date, (2) to the extent of any Defaulted Interest, if any, existing at the time of conversion with respect to such Note or (3) if the Notes are surrendered for conversion after the close of business on the Interest Record Date immediately preceding the Maturity Date.  Except as set forth in this Section 12.02(g), no payment or adjustment will be made for accrued and unpaid interest and Additional Interest, if any, on converted Notes.

(h)                        Upon conversion of Notes, such Person shall no longer be a Noteholder.

(i)                            [Reserved.]”

SECTION 2.09                                           Amendment of Section 12.03 of the Indenture.  Section 12.03 of the Indenture is hereby amended as follows:

(a)                               Section 12.03(a)(v) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(v)                       in no event will the Conversion Rate exceed 12.6454 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 12.04.”

(b)                              Section 12.03(a)(vi) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(vi)                   If any Noteholder converts such holder’s Notes prior to or following the Make-Whole Fundamental Change Period, such holder will not be entitled to receive the increased Conversion Rate resulting from the Make-Whole Conversion Rate Adjustment in connection with such conversion.”

SECTION 2.10                                           Amendment of Section 12.04 of the Indenture.  Section 12.04 of the Indenture is hereby amended as follows:

(a)                               The penultimate paragraph of Section 12.04(d) of the Indenture is hereby amended and restated in its entirety to read as follows:

“For the avoidance of doubt, for purposes of this Section 12.04(d), in the event of any reclassification of the Common Stock, as a result of which the Notes become convertible into cash based on the value of more than one series of Common Stock, if an adjustment to the Conversion Rate is required pursuant to this Section 12.04(d), references in this Section to one share of Common Stock or Last Reported Sale Prices of one share of Common Stock shall be deemed to refer to a unit or to the price of a unit consisting of the number of shares of each series of Common Stock based on which the Notes are then convertible equal to the numbers of shares of such series issued in respect of one share of Common Stock in such reclassification.  The above provisions of this paragraph shall similarly apply to successive reclassifications.”

(b)                              Section 12.04(g) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(g)                       Notwithstanding this Section 12.04 or any other provision of this Indenture or the Notes, if any Conversion Rate adjustment becomes effective, or any Ex-Dividend Date for any issuance, dividend or distribution (relating to a required Conversion Rate adjustment) occurs, during the period beginning on, and including, the open of business on a Conversion Date and ending on, and including, the close of business on the last Trading Day of a related Cash Settlement Averaging Period, the Board of Directors shall make adjustments to the Conversion Rate and the amount of cash payable upon conversion of the Notes as are necessary or appropriate to effect the intent of this Section 12.04 and the other provisions of this Article 12 and to avoid unjust or inequitable results, as determined in good faith by the Board of Directors.  Any adjustment made pursuant to this Section 12.04(g) shall apply in lieu of the adjustment or other term that would otherwise be applicable.”

(c)                               Section 12.04(o) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(o)                       [Reserved.]”

(d)                             Section 12.04(p) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(p)                       [Reserved.]”

SECTION 2.11                                           Amendment and Restatement of Section 12.05 of the Indenture.  Section 12.05 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 12.05.                                             [Reserved.]”

SECTION 2.12                                           Amendment and Restatement of Section 12.06 of the Indenture.  Section 12.06 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 12.06.                                             Effect of Reclassification, Consolidation, Merger or Sale.  Upon the occurrence of (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination covered by Section 12.04(a)), (ii) any consolidation, merger, combination or binding share exchange involving the Company, or (iii) any sale or conveyance of all or substantially all of the property and assets of the Company to any other Person, in each case as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock (any such event a “Merger Event”), then:

(a)                               the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture if such supplemental indenture is then required to so comply) permitted under Section 9.01(g) providing for the conversion and settlement of the Notes as set forth in this Indenture.  Such supplemental indenture shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 12.  If, in the case of any Merger Event, the Reference Property includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent required by the

Board of Directors and practicable the provisions providing for the repurchase rights set forth in Article 13 herein.

In the event the Company shall execute a supplemental indenture pursuant to this Section 12.06, the Company shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise the Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Noteholders and make such notice available on its website.  The Company shall cause notice of the execution of such supplemental indenture to be mailed to each Noteholder, at its address appearing on the Note Register provided for in this Indenture, within twenty days after execution thereof.  Failure to deliver such notice and make such notice available on the Company’s website shall not affect the legality or validity of such supplemental indenture.

(b)                              Notwithstanding the provisions of Section 12.02(b), and subject to the provisions of Section 12.01 and Section 12.03, at and after the effective time of such Merger Event, the related Conversion Obligation shall be settled as set forth under clause (c) below, it being understood and agreed that for purposes of Section 12.01(a), references therein to “the Last Reported Sale Price of the Common Stock” shall be deemed at and after the effective time of such Merger Event to be references to “the Last Reported Sale Price of a unit of Reference Property comprised of the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of one share of Common Stock immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration” and references therein to “the Daily VWAP of the Common Stock” shall be deemed at and after the effective time of such Merger Event to be references to “the Daily VWAP of a unit of Reference Property comprised of the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of one share of Common Stock immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration.”  The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 12.06.  None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash as set forth in Section 12.01 and Section 12.02 prior to the effective date of such Merger Event.

(c)                               (i)  With respect to each $1,000 principal amount of Notes surrendered for conversion after the effective date of any such Merger Event, the Company’s Conversion Obligation shall be settled in cash in accordance with Section 12.02(a) as follows: the Company shall pay to the converting Noteholder cash in an amount, per $1,000 principal amount of Notes equal to the sum of the Daily Conversion Values for each of the sixty consecutive Trading Days during the related Cash Settlement Averaging Period, such Daily Conversion Values determined as if the reference to “the Daily VWAP of the Common Stock” in the definition thereof were instead a reference to “the Daily VWAP of a unit of Reference Property comprised of the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of one share of Common Stock immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration”.

(ii)                              [Reserved.]

(iii)                          The Daily Conversion Values shall be determined by the Company promptly following the last day of the Cash Settlement Averaging Period.

(iv)                          For purposes of this Section 12.06, the “Weighted Average Consideration” shall mean the weighted average of the types and amounts of consideration received by the holders of the Common Stock entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock in any Merger Event who affirmatively make such an election.

(v)                              The Company shall notify the holders of the Notes of the Weighted Average Consideration as soon as practicable after the Weighted Average Consideration is determined.

(d)                             The above provisions of this Section shall similarly apply to successive Merger Events.”

SECTION 2.13                                           Amendment of Section 12.07 of the Indenture.  Section 12.07 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 12.07.                                             [Reserved.]”

SECTION 2.14                                           Amendment of Section 12.08 of the Indenture.  Section 12.08 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 12.08.                                             Responsibility of Trustee.  The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Noteholder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same.  The Trustee and any other Conversion Agent shall not be accountable with respect to the amount of any cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto.  Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to transfer or deliver any cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article.  Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 12.06 relating either to the amount of cash receivable by Noteholders upon the conversion of their Notes after any event referred to in such Section 12.06 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.  Neither the Trustee nor the Conversion Agent shall be responsible for determining whether any event contemplated by Section 12.01(b) has occurred that makes the Notes eligible for conversion or no longer eligible therefor until the Company has delivered to the Trustee and the Conversion Agent the notices referred to in Section 12.01(b) with respect to the commencement or termination of such conversion rights, on which notices the Trustee and the Conversion Agent may conclusively rely, and the Company agrees to deliver such notices to the Trustee and the Conversion Agent immediately after the occurrence of any such event or at such other times as shall be provided for in Section 12.01(b).”

SECTION 2.15                                           Amendment of Section 12.10 of the Indenture.  Section 12.10 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 12.10.                                             Stockholder Rights Plans.  To the extent that the Company has a stockholder rights plan or another rights plan in effect upon conversion of the Notes if, prior to the time of conversion, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights agreement, the Conversion Rate will be adjusted at the time of separation as if the Company has distributed to all holders of Common Stock, shares of Capital Stock of the Company, evidence of indebtedness or assets as provided in Section 12.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.”

SECTION 2.16                                           Amendment of Exhibit A of the Indenture.  Exhibit A to the Indenture is hereby amended to delete all references to the phrase “, shares of Common Stock of the Company or a combination of cash and shares of Common Stock, as applicable” and to delete all references to the phrase “, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable,”.

SECTION 2.17                                           Amendment of Exhibit B of the Indenture.  Exhibit B to the Indenture is hereby amended and restated in its entirety to read as follows:

“EXHIBIT B

[FORM OF NOTICE OF CONVERSION]

To: ASCENT CAPITAL GROUP, INC.

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof and does not result in the undersigned’s ownership of Notes in other than a Permitted Denomination) below designated, into cash, in accordance with the terms of the Indenture referred to in this Note, and directs that any cash comprising the Daily Conversion Values for each of the sixty Trading Days during the Cash Settlement Averaging Period, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below.  If any portion of this Note not converted is to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.  Any amount required to be paid to the undersigned on account of interest accompanies this Note.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed
by an eligible Guarantor Institution
(banks, stock brokers, savings and
loan associations and credit unions)
with membership in an approved
signature guarantee medallion program
pursuant to Securities and Exchange
Commission Rule 17Ad-15 if
Notes to be delivered, other than
to and in the name of the registered holder.

Fill in for registration of Notes if to
be delivered, other than to and in the
name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all): $ ,000

NOTICE: The above signature(s) of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number”

SECTION 2.18                                           References in the Indenture. Any references in the Indenture to Section 12.10 of the Indenture are hereby deleted in their entirety.

SECTION 2.19                                           Effect of Amendments.  The Notes are hereby amended to be consistent with the other amendments to the Indenture effected by this Supplemental Indenture.  The parties hereto hereby agree that the Company shall not be required under Section 9.04 of the Indenture to issue a new Global Note reflecting the terms amended in accordance with this

Supplemental Indenture.  The parties further agree that any Notes issued after the date hereof shall reflect the terms of the Indenture as amended by this Supplemental Indenture and any subsequent amendments or supplemental indentures.

ARTICLE III

MISCELLANEOUS

SECTION 3.01                                           Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE.

SECTION 3.02                                           Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.03                                           Purpose.  For the avoidance of doubt, the sole purpose, intent and effect of this Supplemental Indenture is to eliminate the Company’s right to elect to deliver shares of Common Stock or a combination of cash and shares of Common Stock upon conversion of any Note, and this Supplemental Indenture shall be construed consistently therewith.

SECTION 3.04                                           Severability. In the event any provision in this Supplemental Indenture or in the Notes as amended by this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 3.05                                           Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 3.06                                           Successors. All the agreements of the Company and Trustee contained in this Supplemental Indenture shall bind each of their successors and assigns whether so expressed or not.

SECTION 3.07                                           Effect of Headings.  The article and section headings herein have been inserted for convenience of reference only and are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Chief Executive Officer, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ K. Wendy Kumar
	Name:	K. Wendy Kumar
	Title:	Vice President

Signature Page to Supplemental Indenture